Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110577

Prospectus Supplement No. 4
to Prospectus Dated February 13, 2004
of
Apria Healthcare Group Inc.

Relating to

$250,000,000 3-3/8% Convertible Senior Notes due September 1, 2033
and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement no. 4 relates to the resale by selling securityholders of Apria Healthcare Group Inc.’s 3-3/8% Convertible Senior Notes Due 2033 and the shares of Apria common stock issuable upon conversion of the notes.

     This prospectus supplement no. 4 has been prepared in order to provide information with respect to holders of the notes that may be selling securityholders under the prospectus, as amended and supplemented. This prospectus supplement no. 4 should be read and delivered in conjunction with the prospectus dated February 13, 2004.

     Information about the selling securityholders may change over time. Because each selling securityholder may offer all or some portion of the notes or the common stock issuable upon conversion of the notes and the number of shares of common stock into which the notes are convertible may be adjusted, no estimate can be given as to the amount of notes or the common stock issuable upon conversion of the notes that will be held by the selling securityholders upon consummation of any sales. The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their securities since the date on which they provided the information regarding their notes. Apria prepared this table based on the information supplied to Apria by the selling securityholders named in the table.

     The following table sets forth information with respect to the selling securityholders and the aggregate principal amount of notes and shares of common stock beneficially owned by the selling securityholders.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned(1)	Maximum Number of Shares of Common Stock to be Sold(1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)
S.A.C. Capital Associates, LLC	$17,500,000	7.00%	542,991	501,991	41,000
Institutional Benchmarks Master Fund Ltd.(3)	$1,699,000	*	48,736	48,736	—
BP Amoco PLC Master Trust	$1,025,000	*	29,402	29,402	—
SSI Hedged Convertible Market Neutral L.P.	$716,000	*	20,538	20,538	—
SSI Blended Market Neutral L.P.	$703,000	*	20,165	20,165	—
Sphinx Convertible Arb Fund SPC	$464,000	*	13,309	13,903	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	$352,000	*	10,097	10,097	—
Viacom Inc. Pension Plan Master Trust	$34,000	*	975	975	—
Jeffries & Company Inc.	$7,000	*	200	200	—

*	Indicates ownership of less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 28.6852 shares of common stock per $1,000 principal amount at maturity of notes, rounded down to the nearest whole number of shares. However, this conversion rate may be adjusted as described in the prospectus dated February 13, 2004 under “Description of Notes – Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Assumes selling securityholder sells maximum number of shares issued upon conversion of the notes.

(3)	Institutional Benchmarks Master Fund Ltd. was listed as Zurich Institutional Benchmarks Master Fund Ltd. in the selling securityholder table in the prospectus dated February 13, 2004.

     Credit Lyonnais Securities (USA) Inc., a selling securityholder listed in the prospectus dated February 13, 2004, was an initial purchaser in connection with the original issuance of the notes. In addition, Credit Lyonnais, an affiliate of Credit Lyonnais Securities (USA) Inc., is a lender under Apria’s credit facilities. Credit Suisse First Boston Inc., an affiliate of Credit Suisse First Boston Europe Limited, a selling securityholder listed in the prospectus dated February 13, 2004, is a lender under Apria’s credit facilities. To Apria’s knowledge, none of the selling securityholders set forth in the table above have, or within the past three years have had, any position, office or other material relationship with Apria or any of Apria’s predecessors or affiliates.

     Investing in Apria’s Convertible Senior Notes and Apria common stock involves risk. See the discussion entitled “Risk Factors” beginning on page 10 of the prospectus dated February 13, 2004 to read about factors to consider in connection with purchasing these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 18, 2004